Exhibit 2.2

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of August 25, 2011, is entered into by and among Donlen Corporation, an Illinois corporation (the “Company”), Gary Rappeport, an Illinois resident (in his capacity as Shareholder Representative and in his capacity as a Subsidiary Shareholder), Nancy Liace, an Illinois resident (in her capacity as a Subsidiary Shareholder), The Hertz Corporation, a Delaware corporation (“Parent”), and DNL Merger Corp., an Illinois corporation and wholly-owned subsidiary of Parent (“Sub”).  Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of July 12, 2011 by and among the Company, Gary Rappeport (in his capacity as Shareholder Representative and in his capacity as a Subsidiary Shareholder), Nancy Liace (in her capacity as a Subsidiary Shareholder), Parent and Sub (the “Merger Agreement”).

RECITALS

WHEREAS, the Company, Gary Rappeport (in his capacity as Shareholder Representative and in his capacity as a Subsidiary Shareholder), Nancy Liace (in her capacity as a Subsidiary Shareholder), Parent and Sub are parties to the Merger Agreement; and

WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AMENDMENTS TO THE MERGER AGREEMENT

1.             Definition of Net Assets.  The definition of “Net Assets” set forth in Section 1.1 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

““Net Assets” means, as of any date, the difference found by subtracting (i) the total liabilities of the Company (excluding any liabilities with respect to Company Options for which the holder thereof has executed an Option Surrender and Release Agreement on or prior to the Effective Time in accordance with Section 6.7(c) hereof) from (ii) the total assets of the Company (excluding any refundable Taxes) each as set forth on the consolidated balance sheet of the Company.”

2.             Additional Defined Terms.  Each of the following additional defined terms are hereby added to Section 1.1 of the Merger Agreement in appropriate alphabetical order:

““Post-Closing Tax Period” means any Tax period beginning after the Closing Date or, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.”

““Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date or, in the case of any Straddle Period, the portion of such period ending on the Closing Date.”

““Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.”

3.             Closing.  The first sentence of Section 2.1(c) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“The closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) will take place at 9:00 a.m., Chicago time, on a date to be specified by the parties, which shall be the later of (i) September 1, 2011 or (ii) no later than three (3) Business Days after the satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing is to take place being the “Closing Date”).”

4.             Employee Benefits.  Section 6.4(c) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“[Reserved]”

5.             Conditions to the Obligations of Parent and Sub.  Section 7.2(i) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“the Company shall have delivered to Parent a certified copy of resolutions of the Company’s board of directors, or such committee of the Company’s board of directors designated to administer the Donlen Corporation Employee Stock Option Plan, approving the cancellation of all Company Options as of the Effective Time.”

6.             Exhibit D.  Exhibit D of the Merger Agreement is hereby amended and restated to read in its entirety as set forth on Exhibit D of this Amendment.

7.             Exhibit E.  Exhibit E of the Merger Agreement is hereby amended and restated to read in its entirety as set forth on Exhibit E of this Amendment.

8.             Miscellaneous.

A.            Full Force and Effect.  Except as amended by this Amendment, the Merger Agreement continues unmodified and in full force and effect, and the parties hereto hereby ratify and confirm the Merger Agreement and all of their respective right and obligations under the Merger Agreement, as amended hereby.  All references to the “Agreement,” “herein,” “hereof,” “hereunder” or words of similar import in the Merger Agreement shall be deemed to include the Merger Agreement as amended by this Amendment.

B.            Interpretation. The parties have participated jointly in the negotiation and drafting of this Amendment.  In the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Amendment.

C.            Counterparts.  This Amendment may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

D.            Entire Agreement; Third-Party Beneficiaries.  The Merger Agreement (including the Company Disclosure Schedule and the exhibits thereto and hereto, together with the other agreements, certificates and instruments referred to therein and herein), as amended by this Amendment, and the other Transaction Documents (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter thereof and (b), except for Article III of the Merger Agreement (on and after the Effective Time) with respect to the holders of Common Stock and Company Options, Article IX of the Merger Agreement with respect to the Parent Indemnified Parties and the Shareholder Indemnified Parties, and Section 6.6 of the Merger Agreement with respect to the D&O Indemnified Parties, are not intended to confer upon any Person other than the parties hereto or thereto any rights or remedies hereunder or thereunder, as applicable.

E.             Governing Law.  This Amendment shall be governed and construed in accordance with the Laws of the State of Illinois applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of Law thereof or of any other jurisdiction.

F.             Jurisdiction.  Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of any federal court located in the State of Illinois or any Illinois state court in the event any dispute arises out of this Amendment or any of the transactions contemplated by this Amendment, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action relating to this Amendment or any of the transactions contemplated by this Amendment in any court other than a federal or state court sitting in the State of Illinois, except as contemplated by Section 4 of the Escrow Agreement and (iv) each of the parties hereto agrees that each of the other parties shall have the right to bring any Action or proceeding for enforcement of a judgment entered by any federal court located in the State of Illinois or any Illinois state court in any other court or jurisdiction.

G.            Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT.

H.            Headings.  Headings of the articles and sections of this Amendment and the exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

I.              Further Action.  The parties shall execute and deliver all documents, provide all information, and take or refrain from taking such actions as may be necessary or appropriate to give full effect to the provisions of this Amendment and the transactions contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

DONLEN CORPORATION

By:	/s/ Gary Rappeport
Name:	Gary Rappeport
Title:	Chief Executive Officer

SHAREHOLDER REPRESENTATIVE
(solely with respect to Section 3.3, Section 3.4, Section 6.5, Section 6.8, Section 6.9, Article IX and Article X of the Merger Agreement)

/s/ Gary Rappeport
Gary Rappeport

THE HERTZ CORPORATION

By:	/s/ J. Jeffrey Zimmerman
Name:	J. Jeffrey Zimmerman
Title:	Senior Vice President

DNL MERGER CORP.

By:	/s/ J. Jeffrey Zimmerman
Name:	J. Jeffrey Zimmerman
Title:	Senior Vice President

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

SUBSIDIARY SHAREHOLDERS
(solely with respect to Section 2.2 and Article X of the Merger Agreement)

/s/ Gary Rappeport
Gary Rappeport

/s/ Nancy Liace
Nancy Liace

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]